Exhibit (e)(4)(ii)

NEUBERGER BERMAN INCOME FUNDS

TRUST CLASS

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Strategic Income Fund

Dated: February 28, 2026